UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2020

VERUS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34106	11-3820796
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9841 Washingtonian Boulevard, #390

Gaithersburg, MD 20878

(Address of principal executive offices) (zip code)

(301) 329-2700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 28, 2020, the Board of Directors (the “Board”) of Verus International, Inc. (the “Company”) approved an amended and restated employment agreement with Anshu Bhatnagar, the Company’s Chief Executive Officer, which agreement was entered into on April 29, 2020 (the “2020 Employment Agreement”). The 2020 Agreement amended and restated the employment agreement entered into between the Company and Anshu Bhatnagar dated January 31, 2017 (the “2017 Agreement”).

Pursuant to the terms of the 2020 Employment Agreement, Mr. Bhatnagar will receive an annual base salary of $350,000 per year, and in addition, he will receive other forms of compensation including: stock-based base salary; annual cash-based bonus; annual grants of restricted common stock of the Company (the “Common Shares”); and the opportunity to participate in any of the Company’s equity option plans, if applicable. The base salary pursuant to the 2020 Employment Agreement is consistent with the salary Mr. Bhatnagar has received since January 1, 2020.

Mr. Bhatnagar’s stock based salary, pursuant to the 2020 Employment Agreement, will be in the form of Common Shares. An annual cash based bonus may be awarded to Mr. Bhatnagar, at the sole discretion of the Board, that reflects and rewards his contributions to the Company’s business and success. Additionally, based on his performance toward the achievement of agreed upon performance criteria, the Board may, in its sole discretion, award him a bonus in an amount up to 100% of the then base salary. His bonus target is anticipated to be established by the Board, in consultation with Mr. Bhatnagar, and reviewed quarterly. The Company may also, in its sole discretion, award him stock-based bonus that reflects and rewards his contributions to the Company’s business and success. Finally, Mr. Bhatnagar shall have the opportunity to participate in the Company’s equity incentive option plans, at the Board’s discretion.

Mr. Bhatnagar may terminate the Employment Agreement at any time and for any reason; provided, however, Mr. Bhatnagar must provide at least 30 days prior written notice of his termination. In addition, the Company may only terminate Mr. Bhatnagar’s employment for Cause (as defined in the 2020 Employment Agreement). In the event Mr. Bhatnagar terminates his employment with the Company for any reason, he shall be entitled to receive (i) any portion of his then base salary not paid through the date of termination; (ii) reimbursement of expenses incurred on or prior to the termination date; (iii) any accrued but unused vacation pay; (iv) any pro-rated and unpaid portion of the annual bonus Mr. Bhatnagar is entitled to as of the termination date; and (v) any amount arising from Mr. Bhatnagar’ participation in, or benefits under, any benefit plans.

Mr. Bhatnagar’s eligibility under the 2017 Agreement to receive warrants to purchase up to 7.5 million Common Shares for each $1 million in revenue generated by the Company until such time as he owned 20% of the Company’s then issued and outstanding Common Shares was amended in the 2020 Employment Agreement to be consistent with the intentions of the Board and with the Company’s former management. On April 28, 2020, the Board approved the issuance of sufficient common stock purchase warrants (the “Warrants”) for Mr. Bhatnagar to own 20% of the Company’s Common Shares on a fully diluted basis with the issuance of Warrants to purchase 471,883,795 Common Shares at an exercise price of $0.006 per share.

The foregoing description of the 2020 Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 2020 Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and between Verus International, Inc. and Anshu Bhatnagar

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verus International, Inc.

Dated: April 29, 2020	/s/ Anshu Bhatnagar
Anshu Bhatnagar
Chief Executive Officer